Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM F-3

(Form Type)

BITDEER TECHNOLOGIES GROUP

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0000001 per share	Rule 457(c)	63,726,338(2)	$6.15(3)	$391,916,978.7	0.00014760	$57,846.95(4)
	Total Offering Amounts					$57,846.95		$57,846.95
	Net Fee Due							$57,846.95

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminable number of additional Class A ordinary shares of Bitdeer Technologies Group (the “Registrant”), par value $0.0000001 per share (“ Class A Ordinary Shares”), that may be issued to prevent dilution from share splits, share dividends or similar transactions that could result in an increase to the number of outstanding Class A Ordinary Shares.

(2)	Represents 63,726,338 Class A Ordinary Shares registered for resale by certain Selling Securityholders named in the Registration Statement.

(3)	Calculated in accordance with Rule 457(c) under Securities Act, based on the average of the high and low prices of the Class A Ordinary Shares on the Nasdaq on March 12, 2024.

(4)	Calculated by multiplying the proposed Maximum Aggregate Offering Price of securities to be registered by 0.00014760.